Exhibit 99.1

The CMR Mortgage Fund II Newsletter

August 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor
Commercial Real Estate Financing Since 1958	San Francisco, California 94105
Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

As we head into August of 2008, we realize that one full year has now passed since the credit markets began to collapse in August of 2007.  While the real estate and financial markets have yet to recover, all of us at CMR continue to do our best to protect our investors’ capital.

We have had and continue to have unprecedented levels of loan defaults.  Much of our portfolios are in some stage of foreclosure and/or bankruptcy.  We have foreclosed on dozens of individual properties.  We continue to work with our borrowers where we believe it is in the best interests of our investors to prevent a bankruptcy, avoid litigation or to allow a borrower to sell or refinance his/her property.  In other cases, we have moved to foreclose on collateral.

Our funds have traditionally collected monthly interest payments on our loans and in turn paid monthly distributions to our investors.  As borrowers have defaulted on their loans, we have been foreclosing on properties and working our way through borrower bankruptcies.  Through this process, our funds have begun to resemble real estate investment funds.  Before the end of this year, we anticipate that the majority of our Funds’ capital will be held in form of real estate properties that we own (through foreclosure) rather than mortgage loans held for investment and income as had been the case in years past.

This is obviously distressing because much of this real estate collateral does not generate the rental income that would allow us to pay operating expenses and distribute net operating income to our investors in lieu of the interest income that was originally expected when the loans were made.  However, we do believe it is a step forward in that our investors now own real estate collateral – much of which has lost value in these difficult times from when we originated the loans – which we can look forward to selling in the hope of recouping our loan investment capital.

Completing our quarterly financial statements.

We are working on completing our quarterly financial reports and expect to have them finished by the end of this month.  Soon thereafter, we will be forwarding your updated account statements to you.  The delays in completing our financial statements have to do with the challenges in arriving at fair market values of the real estate collateral that secure our mortgage loans or the real estate properties that we have foreclosed upon and now own.

In July, we explained that

“Particularly in the current environment, the valuation that is necessary to establish loss reserves can’t be completed easily (because so few comparable sales exist for these unusual properties) or only once (because the values change so quickly and, in some cases, so critically)”

It is important and necessary to attempt to arrive at fair market values of our loans and our real estate assets.  In this depressed market, however, there may be no sales at all of comparable properties which would have transacted recently.  With respect to some commercial property types, sales volumes are down as much as 90%.  In the CMBS (Commercial Mortgage Backed Securities) market, which provided as much as 50% of all the commercial mortgage fundings in 2007, loan volume was down almost 90% during the first six months of 2008 – a result of the worldwide credit crunch.  If credit availability for real estate properties dries up to such an extent, it is not difficult to understand why there are so few comparable sales of properties to base a valuation upon because credit and financing are the life-blood of real estate purchase and sales transactions.  One of our own appraisers wrote this week:

“I do apologize but the appraisal is going to be delayed.  It is just a very difficult time to be valuing residential land and we have been getting more and more requests to do so.  This situation actually prompted a meeting of the commercial division last week dedicated entirely to this topic.  I am currently working with our chief appraiser … on a methodology to arrive at a reasonable estimate of value for this type of property in a market where there is very limited comparable data.  I hope to arrive at a value toward the end of this week and get an appraisal to you toward the beginning of next week.”

Loans and Foreclosures and Real Estate Owned:

CMR Mortgage Funds I, II and III saw 4 foreclosure sales in July. CMR Funds in various combinations became the owners of four more properties.

While foreclosing on our borrowers’ properties is a painful process – for us, for our investors and for our borrowers – we have had to do so when necessary in order to protect our investors’ capital.  In doing so, we sometimes find buyers at foreclosure sales that are willing to step up and pay cash up to the amounts we are owed or are willing to bid to acquire properties that end being sold at foreclosure auctions.  In most other cases, we become the owners of the properties.  During this year, we have, as we have discussed in previous newsletters, ended up owning more and more real estate collateral as a result of these foreclosure sales.

Fund II currently owns the following properties (sometimes in partnership with other Funds or investors):

•                  A 5 unit residential building in South San Francisco, California.

•                  Three buildings consisting of a retail/office building and 2 single family homes and a 14,000 square foot parking lot in South San Francisco, California.

•                  Two buildings consisting of a 2 unit residential building, a 4 unit residential building and a 7,000 square foot parking lot in South San Francisco, California.

•                  A 4,000 square foot retail/office building in South San Francisco.

•                  A 29,634 square foot warehouse building on 62,073 square feet of land in South San Francisco, California.

•                  A series of buildings on approximately 6.5 acres of industrial land in Union City, California.

•                  A commercial development site of approximately 13.2 acres located in San Diego, California being entitled for approximately 500,000 square feet of office buildings.

•                  A 142 acre quarry that could support a development site of up to 40 acres for industrial purposes in Brisbane, California, just south of San Francisco.

•                  Approximately 29.4 acres of residential land being entitled for 115 lots located in Victorville, California.

•                  A 33 unit apartment building in Fresno, California.

•                  A 20 unit apartment building in Concord, California.

•                  A 3,600 square foot industrial building on a 14,000 square foot lot located in Oakland, California.

•                  A two unit mixed use building located in Oakland, California.

•                  An 8 unit residential building located in Winnemucca, Nevada.

•                  A 6 unit residential building located in Winnemucca, Nevada.

For those of you who have thought that perhaps all your capital was simply lost, hopefully this will give you some small degree of comfort.  Your investments into our mortgage funds have resulted in the ownership of the above-listed properties.  Some of these properties have senior loans on them that we need to make payments on and some of them are owned free and clear. There are also many loans still on the books which, through the process of foreclosure or sale, will result in our getting paid off or owning more of the underlying real estate collateral securing our loans.  This will be a difficult process to manage and sell these properties and while we have sold some properties already this year, we are faced with the difficulties of not wanting to sell properties at prices which we believe are unrealistically low.  We do not want to incur large losses by dumping properties into a historically illiquid market such as the one we are currently in.  We are exploring various options that might provide our investors liquidity as we continue to move forward and would appreciate thoughts or suggestions any of you may have in this regard.

Loss Reserves

We take loss reserves on a loan when the total debt (including senior liens), and costs of sale are greater than the collateral value even before a foreclosure sale.  We also take loss reserves on properties that we have taken back if the values of specific properties are less than we what our loan balance was prior to foreclosure.  You should not expect loss reserves to be taken where the major collateral continues to support our total loan.  These are accounting losses which may or may not be ultimately realized depending on if we are paid off, negotiate a short payoff, or acquire a property through foreclosure and ultimately sell it.

The practical impact for you is that values are still dropping so we have to keep updating our valuations which in this market means taking larger and larger loss reserves unless and until the market reverses or we actually sell the particular property.  This will likely result in increasing loss reserves for at least the near term.  Much of the ultimate losses realized or avoided will be determined by our ability – with the support of our investors – to be able to wait for the credit markets and thus the real estate markets to normalize.  There are indications that some housing markets may have hit bottom while others are still falling.  We believe that being patient will ultimately allow us the best chance to recover our investors’ capital as we move forward.

Updates on Specific Loans

Honolulu.    In addition to the offer about which we expressed skepticism last month, there was strong interest this week from a more qualified buyer.  We will keep you informed if an offer is made by this new potential bidder.  We continue to work with our senior lender and to effect a friendly foreclosure of the majority interest in the property with our borrower.

Linden/South San Francisco.   We have received interest in certain of these REO’s and expect to have some of these properties sold in the coming months.   We have delayed the final foreclosure sale in expectation (or hope) that the borrower’s sale of that property can actually close.

Dyer Mountain/Lassen County. We have entered into an agreement with our borrower in bankruptcy to be able to foreclose in September if the current buyer of the property does not elect to move forward by then.  This buyer, who appears to be well-qualified has offered over $10 Million above what we are owed for the property in addition to a back-end residual payment to borrower if certain financial returns are achieved.  We will keep you apprised.

Cancellation of our Annual Holiday Dinner

We are also foregoing the holiday dinner.  While the Manager has always paid all costs, we have come to realize that in these difficult times sacrifices need to be made and this is a place to start.  We are hopeful that we will be able to resume this tradition in 2010.

These are extraordinarily difficult times for all of us.  We know how painful this is for our investors.  It is painful for us also.  We are committed to doing our best to get through these challenging times and ask for your continued support.  As difficult as things are, we have not suffered catastrophic losses and if we can hold on, we may be able to avoid them.  We ask for your continued support and understanding and we in turn promise to do all we can on your behalf.

Sincerely,

David Choo

President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in Fund II’s registration statement on Form 10 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of mortgage credit, and economic conditions and their effect on Fund II and its assets, trends in real estate markets in which Fund II does business, future loan payoffs, foreclosures and value recovered from property sales, estimates as to the allowance for loan losses and the valuation of real estate held for sale, Fund II’s growth and estimates of future member distributions or withdrawals, as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager and David Choo, the sole director of our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements, Fund II has not assumed any obligation to, and you should not expect Fund II to, update or revise those statements because of new information, future events or otherwise.